EXHIBIT 23


INDEPENDENT AUDITORS' REPORT

We consent to incorporation by reference in Registration Statements No. 33-82818, No. 33-82992 and 333-71519 of Cold Metal Products, Inc. on Form S-8 of our report dated August 16, 2002 (which expresses an unqualified opinion and includes explanatory paragraphs concerning a change in the method of accounting for the cost of inventories from the last-in, first-out method to the specific identification method, the Company's bankruptcy and its ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Cold Metal Products, Inc. for the year ended March 31, 2002.


/s/ Deloitte & Touche LLP
-------------------------

Cleveland, Ohio
November 14, 2002